PACIFIC SELECT FUND
SMALL-CAP EQUITY PORTFOLIO

INFORMATION STATEMENT DATED JULY 23, 2010

This statement provides information concerning new portfolio managers and new portfolio management agreements for the Small-Cap Equity Portfolio.

We are not asking you for a proxy, and you are requested not to send us a proxy.

I.	Introduction and Background

We previously advised you, via a supplement dated February 9, 2010 to Pacific Select Fund’s (the “Fund”) prospectus, dated May 1, 2009, as supplemented, that the Fund’s Board of Trustees (the “Board” or “Trustees”) approved a change in manager and two new portfolio management agreements with respect to the Small-Cap Equity Portfolio (the “Portfolio”) effective May 1, 2010. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) and the Fund, by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person meeting on January 12, 2010, the Board, including all of the Trustees who are not “interested persons,” as that term is defined in the 1940 Act (“Independent Trustees”), approved, effective May 1, 2010, the agreement with Franklin Advisory Services, LLC (“Franklin Portfolio Management Agreement”) and the agreement with BlackRock Investment Management, LLC (“BlackRock Portfolio Management Agreement”) each with respect to the Small-Cap Equity Portfolio and both of which were appointed as the new portfolio managers (each a “Portfolio Manager” and together, the “Portfolio Managers”). In connection with this matter, also at the January 12, 2010 meeting, the Board terminated the portfolio management agreement for the Portfolio with the prior portfolio manager upon the effectiveness of the Franklin Portfolio Management Agreement and the BlackRock Portfolio Management Agreement. The appointment of Franklin Advisory Services, LLC (“Franklin”) and BlackRock Investment Management, LLC (“BlackRock”) was made in accordance with the SEC exemptive order noted above and does not require shareholder approval.

II.	Board Consideration of the New Portfolio Management Agreements

In evaluating the proposed Franklin Portfolio Management Agreement and the proposed BlackRock Portfolio Management Agreement, the Board, including all of the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager. In addition, with regard to Franklin, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process including information about another firm considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend Franklin as the new Portfolio Manager. Regarding BlackRock, the Trustees considered the information that was previously presented during a prior Board meeting with regard to the similarly managed PD Small-Cap Value Index Portfolio and PLFA’s analysis in reaching its conclusion to recommend BlackRock as the new Portfolio Manager.

In evaluating the Franklin Portfolio Management Agreement and the BlackRock Portfolio Management Agreement, the Board, including the Independent Trustees, considered the following factors, among others:

A.	Nature, Extent and Quality of Services to be Provided

Franklin and BlackRock.  The Trustees considered the benefits to shareholders of employing a dual sub-adviser approach to the management of the Portfolio and the merits of employing a passive small-cap investment approach for a portion of the Portfolio.

The Trustees also considered the benefits of retaining Franklin as Portfolio Manager for the actively-managed portion of the Portfolio and BlackRock as Portfolio Manager for the passively-managed portion of the Portfolio, particularly in light of the nature, extent, and quality of the services expected to be provided by Franklin and BlackRock. In this regard, the Trustees considered various materials relating to the proposed Portfolio Managers, including copies of the proposed Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement; copies of the Form ADV for Franklin and BlackRock; financial information relating to Franklin and BlackRock; and other information deemed relevant to the Trustees’ evaluation of Franklin and BlackRock, including qualitative assessments from senior management of PLFA.

The Trustees considered that under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement, Franklin and BlackRock would be responsible for providing the investment management services for their portion of the Portfolio’s assets, including investment research, advice and supervision and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Small-Cap Equity Portfolio over both the short- and long-term, the organizational depth and resources of Franklin and BlackRock, including the background and experience of Franklin’s and BlackRock’s management and the expertise of each portfolio management team, as well as the investment strategies, processes and philosophy to be used for the investment strategy. The Trustees noted that BlackRock currently serves as Portfolio Manager for other portfolios of the Fund.

In addition, the Trustees considered that the Fund’s Chief Compliance Officer (the “CCO”) had reviewed the written compliance policies and procedures of Franklin, including the assessment of its compliance programs as required under Rule 38a-1 of the 1940 Act and its code of ethics, prior to the effectiveness of the new Franklin Portfolio Management Agreement. The Trustees also considered that because BlackRock currently serves as the Portfolio Manager for other Portfolios of the Fund, the Fund’s CCO had previously reviewed the written compliance policies and procedures of BlackRock, including the assessment of its compliance programs as required under Rule 38a-1 of the 1940 Act and its code of ethics.

Franklin.  The Trustees took note of the extensive due diligence PLFA conducted on Franklin, and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by Franklin. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a small-cap equity portfolio, and the identification by PLFA of Franklin to serve as Portfolio Manager with regard to the day-to-day investment activities of the actively managed allocation of the Small-Cap Equity Portfolio. In this regard the Trustees considered that the search criteria employed by PLFA included identification of a firm with sufficient size, market presence and resources to properly manage the Portfolio, investment style diversification from other equity portfolios within the Fund, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure and competitive sub-advisory fees.

BlackRock.  The Trustees took note of the extensive due diligence PLFA conducted on BlackRock in connection with its recommendation of BlackRock as a Portfolio Manager of the Small-Cap Equity Portfolio, its recommendation to recommend BlackRock as the Portfolio Manager of the PD Small-Cap Value Index Portfolio at the meeting of the Board on March 18, 2009, and its recent annual approval of the BlackRock Portfolio Management Agreement, and were aided by the assessments and recommendations of PLFA and the in-person presentation and materials provided by BlackRock. The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a small-cap equity index portfolio, and the identification by PLFA of BlackRock to serve as Portfolio Manager with regard to the day-to-day investment activities of the passively managed allocation of the Small-Cap Equity Portfolio. In this regard, the Trustees considered that PLFA had recently conducted a search to identify a firm with sufficient size, market presence and resources to properly manage a small-cap value index mandate, the ability to manage a large pool of assets given the size of the Portfolio, competitive peer ranking, manager tenure and competitive sub-advisory fees.

The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the portfolio managers and has recommended and taken measures to attempt to remedy relative underperformance by a portfolio when PLFA and the Board believed appropriate.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Small-Cap Equity Portfolio by Franklin and BlackRock under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement.

     B.  Performance

Franklin.  The Trustees considered information about the historical performance of an investment company advised by the same Franklin portfolio management team that would manage the Small-Cap Equity Portfolio using similar investment strategies as those proposed for the Small-Cap Equity Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against its peer group category for each year over a ten-year period as of November 30, 2009. Additionally, the Trustees considered performance information presented by PLFA for another potential portfolio manager. The Trustees also considered the need for Franklin to adhere to the Portfolio’s active investment mandate in order to function appropriately in the Portfolio Optimization models. The Board determined that Franklin’s performance record was acceptable.

BlackRock.  The Trustees considered information about the historical performance of the PD Small-Cap Value Index, which is advised by the same BlackRock portfolio management team that would manage the Small-Cap Equity Portfolio using similar investment strategies as those proposed for the Small-Cap Equity Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark for the six month period ended November 30, 2009 and considered the degree to which BlackRock had tracked the relevant benchmark for these periods. The Trustees also considered the need for BlackRock to adhere to the small-cap value index investment mandate in order to function appropriately in combination with the Portfolio’s active investment mandate and in the Portfolio Optimization models. The Board determined that BlackRock’s performance record was acceptable.

General.  The Trustees also considered pro-forma performance of a hypothetical blended portfolio managed in accordance with the anticipated structure of the Small-Cap Equity Portfolio.

     C.  Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts between each Portfolio Manager and other registered investment companies. The Trustees noted that, in certain cases, there were differences in the level of services proposed to be provided to the Small-Cap Equity Portfolio by the Portfolio Managers and the level of services provided by the Portfolio Managers on those other accounts, and that those differences were due to the different nature of the accounts or an affiliation between the Portfolio Managers and the accounts. These differences often explained differences in fee schedules. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and Franklin and PLFA and BlackRock, and that the Small-Cap Equity Portfolio’s sub-advisory management fees are paid by PLFA and are not paid directly by the Small-Cap Equity Portfolio. The Trustees also considered that the proposed sub-advisory management fee schedules payable to Franklin and BlackRock under the Franklin Portfolio Management Agreement and the BlackRock Portfolio Management Agreement, respectively, contain breakpoints. The Board took into account that the total projected sub-advisory management fees for the Portfolio are expected to be comparable to the sub-advisory management fees paid to the prior portfolio manager. The Board concluded that the compensation payable under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement is fair and reasonable.

     D.  Costs, Level of Profits

The Trustees reviewed information regarding Franklin’s and BlackRock’s discussions of their expectations for estimated costs and profits resulting from their management of a portion of the Small-Cap Equity Portfolio based on the information provided by the Portfolio Managers. This information is only estimated because there is no actual operating history for either Portfolio Manager as the Portfolio Manager of the Small-Cap Equity Portfolio. The Trustees gave less weight to projected profitability considerations and did not view this information as important as other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and Franklin and BlackRock for the negotiation of sub-advisory fees, the fact that such fees are paid by PLFA and the fact that they are projections. The Board concluded that the Small-Cap Equity Portfolio’s fee structure reflected in the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement with respect to the Small-Cap Equity Portfolio is fair and reasonable.

     E.  Ancillary Benefits

The Trustees received from PLFA information concerning other benefits that may be received by Franklin and BlackRock and their affiliates as a result of their relationship with the Small-Cap Equity Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Managers and the anticipated use of soft dollars by the Portfolio Managers. The Trustees noted that Franklin represented that it did not anticipate utilizing an affiliated broker-dealer for trades but that it may use soft dollar credits generated by Portfolio commissions to pay for research services, provided that the commission paid is reasonable in relation to the value of the brokerage and research services provided. The Trustees noted that BlackRock represented that it did anticipate utilizing an affiliated broker-dealer, on an agency basis, for trades but did not anticipate utilizing soft dollar credits generated by Portfolio commissions to pay for research services. The Trustees considered potential benefits to be derived by Franklin and BlackRock from their relationships with the Small-Cap Equity Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

     F.  Conclusion

Based on its review, including the consideration of each of the factors referred to above, the Board found that: (i) the compensation payable under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement is fair and reasonable; and (ii) the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement are in the best interests of the Small-Cap Equity Portfolio and its shareholders. No single fact was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to it.

III.  The New Portfolio Management Agreements

The Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement are substantially similar to the prior portfolio management agreement with respect to the Portfolio. BlackRock and Franklin will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, sales and reinvestment of the Portfolio’s assets in accordance with the Portfolio’s investment objectives, policies and restrictions. BlackRock and Franklin each bears its expenses and the expenses of its own staff with respect to its activities in connection with the services provided under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, BlackRock and Franklin are not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under each respective Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement or by reason of either BlackRock’s or Franklin’s reckless disregard of its obligations and duties under each respective portfolio management agreement. The Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement will each continue in effect for a period of two years from each Portfolio Manager’s effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The Franklin Portfolio Management Agreement and BlackRock Portfolio Management Agreement may each be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Portfolio to the Adviser in connection with the portfolio manager change. There was a change to the portfolio management fee rates paid by the Adviser to the Portfolio Managers in connection with the portfolio manager change.

The prior and new portfolio management fee rate schedules are set forth in the tables below:

New Portfolio Management Fees(1)
Prior Portfolio Management Fee		BlackRock
Fee	Breakpoints (Assets)	Fee(2)	Breakpoints (Assets)

0.40%	On the first $500 million	0.04%	On the first $300 million
0.35%	On excess	0.02%	On excess
Franklin
		Fee	Breakpoints (Assets)

		0.60%	On the first $200 million
		0.52%	On the next $300 million
		0.50%	On excess

(1)	PLFA, the investment adviser, allocates the Portfolio’s assets between Franklin and BlackRock. PLFA will normally strive to allocate inflows and outflows between the two managers with a 70% allocation to Franklin and a 30% allocation to BlackRock but may change the allocation or rebalance at any time.

(2)	When determining the portfolio management fee, BlackRock aggregates the daily net assets of Equity Index, Small-Cap Index, PD Large-Cap Growth Index, PD Large-Cap Value Index, PD Small-Cap Growth Index and PD Small-Cap Value Index Portfolios.

The portfolio management fee rate paid by the Adviser through April 30, 2010 to the previous portfolio manager of the Portfolio was paid pursuant to a portfolio management agreement dated April 26, 2005, as amended. For the period January 1, 2009 through December 31, 2009, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $2,421,213. Had the new portfolio management fee rate been in effect for the same period, the portfolio management fees paid or owed by the Adviser would have been $2,531,387. This amount would have been an increase in such fees paid by the Adviser of approximately 4.55%. For the fiscal year ended December 31, 2009, the Portfolio did not pay brokerage commissions to an affiliated broker of the prior portfolio manager.

IV.	Information Regarding BlackRock and Franklin

BlackRock.  The address for BlackRock is 800 Scudders Hill Road, Plainsboro, New Jersey 08536. BlackRock is a co-portfolio manager of the Small-Cap Equity Portfolio. BlackRock is a registered investment adviser and a commodity pool operator organized in 1999. Black Rock is wholly-owned by Trident Merger LLC and is an indirect, wholly-owned subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the U.S. and an affiliate of PNC Financial Services Group, Inc. As of December 31, 2009, BlackRock’s, including its affiliates, total assets under management were approximately $3.35 trillion.

BlackRock acts as investment adviser to the following registered investment company, which has a similar objective to the Portfolio:

Waived/
Fund Name	Net Assets(1)	Compensation Rate	Reduced

PD Small-Cap Value Index Portfolio	$16 million	0.04% on first $300 million; and 0.02% on excess	N/A

(1)	As of March 31, 2010

As of December 31, 2009, BlackRock’s directors and principal executive officers are:

Name	Title

Ann Marie Petach	Chief Financial Officer and Managing Director
Robert P. Connolly	General Counsel, Managing Director and Secretary
Laurence D. Fink	Chief Executive Officer
Robert S. Kapito	President
Paul Audet	Vice Chairman
Charles Hallac	Vice Chairman and Co-Chief Operating Officer
Barbara Novick	Vice Chairman
Scott Amero	Vice Chairman
Susan Wagner	Vice Chairman and Co-Chief Operating Officer
Robert Fairbairn	Vice Chairman
Bennett Golub	Vice Chairman and Chief Risk Officer
Richard Kushel	Vice Chairman
Amy Engel	Treasurer and Managing Director

The business address for each of the above individuals is c/o BlackRock, 800 Scudders Hill Road, Plainsboro, New Jersey 08536.

No officer or Trustee of the Fund is an officer, director or shareholder of BlackRock.

Franklin.  The address for Franklin is One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024. Franklin is a co-portfolio manager of the Small-Cap Equity Portfolio and is a wholly-owned subsidiary of Franklin/Templeton Distributors, Inc., which is a wholly-owned subsidiary of Franklin Resources, Inc. Franklin Resources, Inc. is a publicly owned company engaged in the financial services industry through its subsidiaries. As of December 31, 2009, Franklin’s total assets under management were approximately $553.5 billion.

Franklin acts as investment adviser to the following registered investment companies, which have a similar objective to the Portfolio:

Waived/
Fund Name	Net Assets(1)	Compensation Rate	Reduced

Franklin Value Investors Trust — Small-Cap Value Fund	$1.5 billion	0.75% on first $500 million 0.625% on next $500 million 0.50% on excess of $1 billion	N/A

Small-Cap Value Securities Fund (Franklin V.I. Products Trust)	$1.30 billion	0.750% up to and including $100 million
0.650% over $100 million, up to and including $250 million
0.600% over $250 million, up to and including $10 billion
0.550% over $10 billion, up to and including $12.5 billion
0.525% over $12.5 billion, up to and including $15 billion
		0.500% on excess of $15 billion	N/A

Small-Cap Value Account #1	$218 million	0.60% first $200 million; 0.52% next $300 million; and 0.50% on excess of $500 million	N/A

Small-Cap Value Account #2	$196 million	0.60% first $200 million; 0.52% next $300 million; and 0.50% on excess of $500 million	N/A

Small-Cap Value Account #3	$317 million	0.60% first $200 million; 0.52% next $300 million; and 0.50% on excess of $500 million	N/A

Small-Cap Value Account #4	$211 million	0.60% first $200 million; 0.52% next $300 million; and 0.50% on excess of $500 million	N/A

(1)	As of March 31, 2010

As of December 31, 2009, Franklin’s directors and principal executive officers are:

Name	Title

Franklin Templeton Distributors, Inc(1)	Parent Corporation
William Jennings Lippman	President
Mary Breda Beckerle	Chief Compliance Officer
Madison (Mat) Sterling Gulley	Executive Vice President
Craig Steven Tyle	Chief Legal Officer
Mark Lecho Constant	Treasurer

(1)	Owns more than 75% of voting shares.

The business address for each above individual is c/o Franklin, One Parker Plaza, Ninth Floor, Fort Lee, New Jersey 07024.

No officer or Trustee of Pacific Select Fund is an officer, director or shareholder of Franklin.

Additional Information

Additional information about BlackRock and Franklin, including, but not limited to, investment policies, portfolio manager compensation, proxy voting policies, recent legal proceedings, and information on other accounts managed by the portfolio managers, can be found in the Pacific Select Fund Statement of Additional Information, a copy of which may be obtained by calling the appropriate number set forth below.

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The annual report for the Fund for the fiscal year ended December 31, 2009 has previously been sent to shareholders. That report is available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Phone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Internet:	www.PacificLife.com

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

Pacific Select Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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